EXHIBIT 99.1

VICON INDUSTRIES AMENDS CREDIT FACILITY, INCREASING BORROWING AVAILABILITY
HAUPPAUGE, N.Y. - April 21, 2017 - Vicon Industries, Inc. (NYSE MKT: VII), a global producer of end-to-end security solutions, announced that it has entered into an amended and restated credit agreement with NIL Funding Corporation, its secured lender.
Under the amended agreement, the Company can borrow up to $4 million under a sub-line of credit that is not subject to a borrowing base formula, and can borrow up to an additional $2 million to the extent it has sufficient “eligible” accounts receivable to support such borrowings. Prior to the amendment, $4 million of the $6 million credit facility was subject to a borrowing base formula. The amended credit agreement also extends the maturity date of the credit facility to April 2, 2019, and reduces the Company’s minimum tangible net worth requirement.
In connection with the amended agreement, NIL Funding was issued a three-year warrant to purchase 1.5 million shares of Vicon common stock at a price of $.40 per share.
NIL Funding Corporation is an affiliate of The InterTech Group, Inc., headquartered in South Carolina. The InterTech Group is a privately-held holding company and operator of a diverse and global group of companies.
The Company’s CEO, John Badke, commented: “We are very pleased to have secured these important amendments to our credit facility and welcome NIL Funding’s continuing support.”
The InterTech Group’s Executive Vice President and Chief Strategy Officer, Robert Johnston, commented: “InterTech has been a Vicon investor for many years now and believes that the Company is positioned to regain its technology edge and regrow its business. We are also excited about Vicon’s evolving technology focus and its long term business prospects.”
InterTech’s Executive Vice President and Chief Operating Officer, Julian A. Tiedemann, serves as the Chairman of the Company’s Board of Directors.

About Vicon
Vicon Industries, Inc. (NYSE MKT: VII) is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including video management software, recorders and storage devices and capture devices (cameras). Headquartered in Hauppauge, New York, the Company also has offices in Yavne, Israel; the United Kingdom and San Juan Capistrano, California. More information about Vicon, its products and services is available at www.vicon-security.com.

Special Note Regarding Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) our restructuring plan expectations, (ii) our technology, new product launch and market channel plans and (iii) our future cash flow and strategies. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. These risks and uncertainties include, but are not limited to: our need for additional financing; our ability to manufacture and develop effective products and solutions; current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to maintain adequate levels of working capital; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our product offerings or to develop other new products and services; our ability to generate sales and profits from current product offerings; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NYSE MKT requirements that could result in a delisting of our common stock; and, other factors discussed under the heading "Risk Factors" contained in our Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 29, 2014. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

Contact:
Vicon Investor Relations
Cindy Schneider
Tel: (631) 650-6201
Email: IR@vicon-security.com